Exhibit 3(ii)
Washington Gas Light Company Bylaws
ARTICLE II
Board of Directors.
     SECTION 1. Number, Powers, Term of Office, Quorum, Lead Director. The Board of Directors of the Company shall consist of eight persons. The Board of Directors may exercise all the powers of the Company and do all acts and things which are proper to be done by the Company which are not by law or by these Bylaws directed or required to be exercised or done by the stockholders. The members of the Board of Directors shall be elected at the annual meeting of stockholders and shall hold office until the next succeeding annual meeting, or until their successors shall be elected and shall qualify. A majority of the number of directors fixed by the Bylaws shall constitute a quorum for the transaction of business. The action of a majority of the directors present at any lawful meeting at which there is a quorum shall, except as otherwise provided by law or by these Bylaws, be the action of the Board. The Board of Directors shall have a Lead Director, who shall be an independent director, not an employee of the Company. The powers and responsibilities of the Lead Director shall be established by the Board of Directors and shall be set forth in the Corporate Governance Guidelines of the Company. The powers and responsibilities of the Lead Director may be modified from time to time in the discretion of the Board of Directors.
     SECTION 4. Meetings. Regular meetings of the Board shall be held at the office of the Company in the District of Columbia at times fixed by resolution of the Board of Directors. Notice of such meetings need not be given.
     Special meetings of the Board may be called by the Chairman of the Board, the President of the Company, the Lead Director or by any two directors. The Lead Director may call meetings of the independent directors, who shall not be employees of the Company. At least two days’ notice of all special meetings of the Board shall be given to each director personally by telegraphic or written notice. Any meeting may be held without notice if all of the directors are present, or if those not present waive notice of the meeting by telegram or in writing. Special meetings of the Board of Directors may be held within or without the District of Columbia.